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                                                                    EXHIBIT 15.1


June 14, 1999


The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the inclusion in the Registration Statement (Form S-3) of Genentech, Inc. for the registration of shares of its common stock of our report dated April 9, 1999 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                    Very truly yours,


                                    ERNST & YOUNG LLP